UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No. 9)


                            Dexterity Surgical, Inc.
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                                (Name of Issuer)

                                  Common Stock
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                         (Title of Class of Securities)

                                    252368105
                           --------------------------
                                 (CUSIP Number)





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                                       13G
CUSIP No.  252368105
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1.       NAME OF REPORTING PERSON             S.S. OR I.R.S. IDENTIFICATION NO.
           Renaissance US Growth and Income Trust PLC           None - Foreign
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2.       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
         (a)      [ ]
         (b)      [ ]
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3.       SEC USE ONLY
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4.       CITIZENSHIP OR PLACE OF ORGANIZATION
           England
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NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:
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5.       SOLE VOTING POWER
            2,313,246 shares
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6.       SHARED VOTING POWER
           None
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7.       SOLE DISPOSITIVE POWER
            2,313,246 shares
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8.       SHARED DISPOSITIVE POWER
           None
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9.       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
            2,313,246 shares
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10.      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
           Not applicable
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11.      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
            17.04%
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12.      TYPE OF REPORTING PERSON
           IV
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ITEM 1.
            (a), (b)  Dexterity Surgical, Inc.                ("Company")
                         12961 Park Central, Suite 1300
                         San Antonio, TX 78216
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ITEM 2.
         (a)   Name of Person Filing
                    Renaissance US Growth and Income Trust PLC        ("Filer")

         (b) Address of principal Business Office or, if none, Residence c/o Renaissance Capital Group, Inc., Investment Manager 8080 N. Central Expressway, Suite 210, LB 59
                   Dallas, TX 75206-1857

         (c)  Citizenship
                  England

         (d)  Title of Class of Securities
                  Common Stock

         (e)  CUSIP Number
                  No CUSIP Number; traded on London Stock Exchange However, ISIN No. is GB00007325185

ITEM          3. If  this  statement  is  filed  pursuant  to  Rule 13d-1(b), or
                 13d-2(b), check whether the person filing is a:

         (a) ______    Broker or Dealer registered under Section 15 of the Act

         (b) ______    Bank as defined in section 3(a)(6) of the Act

         (c) ______    Insurance  Company  as defined in section 3(a)(19) of the
                        Act

         (d) __X___    Investment  Company  registered  under  section  8 of the
                       Investment Company Act


         (e) ______    Investment  Adviser registered  under  section 203 of the
                       Investment Advisers Act of 1940

         (f) ______    Employee  Benefit Plan, Pension Fund  which is subject to
                       the provisions of the Employee Retirement Income Security
                       Act  of 1974  or Endowment Fund; see section 240.13d-1(b)
                       (1)(ii)(F)


         (g) ______    Parent  Holding  Company,  in  accordance  with   section
                       240.13d-1(b)(ii)(G)(Note: See Item 7)

         (h) ______    Group, in accordance with section 240.13d-1(b)(1)(ii)(H)

ITEM 4.       Ownership.

         (a)  Amount Beneficially Owned:

          As of June 1, 2001, the Filer owned 2,332,511 shares of the Company on a fully converted basis. On June 08, 2001, the Company made a $14,264.85 principal payment bringing the 9% Convertible Debenture amount to $1,412,220.22. Thus the Filer owns 2,318,246 shares of the Company's common stock on a fully converted basis. The Investment


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          Manager is Renaissance  Capital Group,  Inc., which is also Investment
          Advisor  for  Renaissance  Capital  Growth &  Income  Fund  III,  Inc.
          Renaissance   Capital  Growth  &  Income  Fund  III,  Inc.  also  owns
          securities of Dexterity Surgical, Inc.

         (b)  Percent of Class
                  17.04%

         (c)  Number of shares as to which such person has:

              (i)    sole power to vote or to direct the vote:
                           2,313,246 shares
              (ii)   shared power to vote or to direct the vote:
                           None
              (iii)  sole power to dispose or to direct the disposition of:
                           2,313,246 shares
              (iv)   shared power to dispose or to direct the disposition of:
                           None

ITEM 5.       Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

ITEM 6.       Ownership of More than Five Percent on Behalf of Another Person.

                  Not applicable.

ITEM 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

                  Not applicable.

ITEM 8.       Identification and Classification of Members of the Group.

                  Not applicable.

ITEM 9.       Notice of Dissolution of Group.

                  Not applicable.




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TEM 10.       Certification.

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

          SIGNATURE

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




Date: July 9, 2001          /S/  Russell Cleveland
                            -------------------------------------------------
                            Signature
                            Renaissance US Growth and Income Trust PLC by
                            Renaissance Capital Group, Inc., Investment Manager,
                            Russell Cleveland, President
                            -------------------------------------------------
                            Name and Title



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